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                                                                    EXHIBIT 10.2

                              MANAGEMENT AGREEMENT

BETWEEN:

            BIOSOURCE EUROPE S.A., having its registered seat Rue de l'Industrie, 8, 1400 Nivelles, Belgium, here represented by Mr/Ms Kevin Reagan, acting in the capacity of Director,

            hereafter referred to as "BIOSOURCE",

AND:

            VITA B.V.B.A., having its registered seat at Steentjeblok 15, 2440 Geel, Belgium, here represented by Jozef Vangenechten, in his capacity of Zaakvoerder,

            hereafter referred to as "VITA",

Hereinafter jointly referred to as "THE PARTIES"


WHEREAS, BIOSOURCE is the wholly-owned subsidiary of BioSource International, Inc., a U.S. corporation that manufactures, markets and distributes products used worldwide in biomedical research. Any reference to BIOSOURCE herein shall also refer to its Board of Directors;

WHEREAS, VITA possesses the necessary qualifications and experience to assist BIOSOURCE in its management tasks;

WHEREAS the Parties have agreed to conclude a Management Agreement on this subject matter and have negotiated the arrangements thereof.

NOW THEREFORE IT IS AGREED AS FOLLOWS:

ARTICLE 1 : ENGAGEMENT, DUTIES & RESPONSIBILITIES

1. The Parties enter into this Management Agreement (the "Agreement") effective as of April 1, 2004.

2. The Parties recognise that the principle of independence constitutes a substantial element of this Agreement in the absence of which this Agreement would not have been concluded.

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3.   For the purposes of this Agreement and the services performed hereunder,
     VITA is acting as an independent contractor, which duties and responsibilities shall relate to the management, oversight and direction of the business and affairs of BIOSOURCE, subject in each case to the supervision of the Board of Directors of BIOSOURCE (the "Services"). Without limiting any portion of the foregoing, the Services shall include those duties and services reasonably requested of VITA by the Board of Directors of BIOSOURCE from time to time.

     VITA shall determine itself how to carry out its tasks and shall receive no direct instructions regarding how the work should be organized, except for the general guidelines justified by the necessities of the collaboration between the Parties. VITA shall render a written report of its activities at the intervals and in accordance with the procedure laid down by BIOSOURCE or when the Parties consider this to be necessary for the monitoring of the proper performance of the duties incumbent upon the Parties. However, VITA shall not be required to justify itself with regard to the time spent, methods of work or the organization of its work.

4. In the accomplishment of its tasks, VITA shall be bound by an obligation to achieve the particular results set forth by the Board of Directors of BIOSOURCE from time to time.

5. VITA shall carry out its duties in an independent, proper, loyal and efficient manner, in accordance with the terms of the present Agreement. However, VITA shall be entitled to refuse to execute certain unreasonable requests provided that it informs BIOSOURCE in writing within 5 business days.

6. The Services under this Agreement shall be performed in a professional and workmanlike manner and in accordance with industry practices and standards generally applicable for such services. VITA shall operate within BIOSOURCE's policies and guidelines relating to health, safety, security and IT security.

7. VITA shall comply with all the tax, social security and legal formalities and obligations, which are applicable to independent contractors. BIOSOURCE cannot be held liable for any non-compliance with those regulations. VITA shall indemnify and hold BIOSOURCE harmless against any and all possible claims, including, without limitation, reasonable attorneys' fees and costs, fines and late payment interest, based on or related to any matters involving or arising from VITA's tax, social security and legal formalities and obligations.

8. VITA is free to hire, on its own behalf, for its own account, at its own expense and under its sole responsibility, the personnel it considers necessary and professionally capable in order to assist it in the performance of this Agreement (the "Personnel"). It is well understood that the Personnel do not have any contractual relationship with BIOSOURCE and do not act in any relation of subordination

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     towards BIOSOURCE in the execution of the Services under this Agreement.
     Notwithstanding the foregoing, following the effective date of this agreement, VITA shall provide written notice to BIOSOURCE at least thirty
     (30) days prior to engaging or otherwise employing any Personnel hereunder. In the event that BioSource provides written notice to VITA within such thirty (30) day period of its objection to the engagement or employment of any such Personnel for any reason (which objection may be made in the sole and absolute discretion of BIOSOURCE), then VITA shall not be permitted to engage or otherwise employ such Personnel.

9. VITA shall act in accordance with the laws and regulations applicable to the employment of the Personnel for the performance of the Services under this Agreement. VITA shall indemnify and hold BIOSOURCE harmless against any and all possible claims, including, without limitation, reasonable attorneys' fees and costs, fines and late payment interest, based on or related to any matters involving or arising from VITA's Personnel, including, without limitation, the non- or late payment of taxes or social security charges.

ARTICLE 2: DURATION

Subject to the provisions of Article 9 hereof, this Agreement is concluded for an indefinite term and shall commence April 1, 2004.

ARTICLE 3: CHARGE OF WORK

The Parties expect the Services to be rendered to take up approximately one week per month.

ARTICLE 4: NON-COMPETITION AND NON-SOLICITATION

1. Non-solicitation, Non-interference and Non-competition. During the term of this Agreement and for a period of two years thereafter, VITA shall not (a) induce or attempt to induce any employee of BIOSOURCE to leave the employ of BIOSOURCE or in any way interfere adversely with the relationship between any such employee and BIOSOURCE, (b) induce or attempt to induce any employee of BIOSOURCE to work for, render services or provide advice to or supply confidential business information or trade secrets of BIOSOURCE to any third person, firm or corporation, or (c) induce or attempt to induce any customer,

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     supplier, licensee, licensor or other business relation of BIOSOURCE to cease doing business with BIOSOURCE or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or other business relation and BIOSOURCE, or carry on or be engaged, concerned or interested in any business or any company, firm, person or association competing either directly or indirectly with any business carried on by BIOSOURCE or by affiliated companies, with which it is concerned during the period of the performance of this Agreement.

2. Indirect Solicitation. VITA agrees that, during the term of this Agreement and the period covered by Section 1 of Article 4 above, it will not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the provisions of Section 1 of Article 4 above if such activity were carried out by VITA, either directly or indirectly; and, in particular, VITA agrees that it will not, directly or indirectly, induce any employee of BIOSOURCE to carry out, directly or indirectly, any such activity.

BIOSOURCE acknowledges that VITA preserves the right to perform other acts or missions, which are not in conflict and/or competing with the business for which it acts under this Agreement. VITA shall indemnify and hold BIOSOURCE harmless against any and all possible claims, including, without limitation, reasonable attorneys' fees and costs, fines and late payment interest, based on or related to any matters involving or arising from VITA's performance of any such acts or missions and/or any and all actions taken by VITA and/or anyone for whom VITA is liable, including, without limitation, any and all employees, officers, directors, consultants and agents of VITA, in connection therewith.

ARTICLE 5: MISREPRESENTATION

VITA shall not at any time knowingly make an untrue statement in relation to BIOSOURCE and in particular shall not after the termination of this Agreement wrongfully represent itself as being connected with the firm.

ARTICLE 6: PROPRIETARY RIGHTS, DISCOVERIES AND INVENTIONS

1. Disclosure. VITA will promptly disclose in writing to BIOSOURCE complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method, product or work of authorship, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by VITA, whether or not during regular working hours (hereinafter referred to as "DEVELOPMENTS"), either solely or in collaboration with others, (a) prior to the term of this Agreement while working for BIOSOURCE, (b) during the term of this Agreement or (c) within six months after the term of this

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     Agreement, if relating either directly or indirectly to the business, products, practices, techniques or confidential information of BIOSOURCE.

2. Assignment. VITA, to the extent that it has the legal right to do so, hereby acknowledges that any and all Developments are the property of BIOSOURCE and hereby assigns and agrees to assign to BIOSOURCE any and all of VITA's right, title and interest in and to any and all of such Developments.

3. Assistance of VITA. Upon request and without further compensation therefore, but at no expense to VITA, and whether during the term of this Agreement or thereafter, VITA will do all reasonable lawful acts, including, but not limited to, the execution of papers and lawful oaths and the giving of testimony, that, in the reasonable opinion of BIOSOURCE, its successors and assigns, may be necessary or desirable in obtaining, sustaining, reissuing, extending and enforcing United States and foreign Letters Patent, including, but not limited to, design patents, on any and all Developments and for perfecting, affirming and recording BIOSOURCE's complete ownership and title thereto, and VITA will otherwise reasonably cooperate in all proceedings and matters relating thereto.

4. Records. VITA will keep complete and accurate accounts, notes, data and records of all Developments in the manner and form requested by BIOSOURCE. Such accounts, notes, data and records shall be the property of BIOSOURCE, and, upon request by BIOSOURCE, VITA will promptly surrender the same to it or, if not previously surrendered upon its request or otherwise, VITA will surrender the same, and all copies thereof, to BIOSOURCE upon the conclusion of its engagement.

5. Obligations, Restrictions and Limitations. VITA understands that BIOSOURCE may enter into agreements or arrangements with agencies of the United States Government and that BIOSOURCE may be subject to laws and regulations which impose obligations, restrictions and limitations on it with respect to inventions and patents which may be acquired by it or which may be conceived or developed by employees, consultants or other agents rendering services to it. VITA agrees that it shall be bound by all such obligations, restrictions and limitations applicable to any such invention conceived or developed by him during the term of this Agreement and shall take any and all further action which may be required to discharge such obligations and to comply with such restrictions and limitations.

ARTICLE 7 : CONFIDENTIALITY AND NON-DISCLOSURE

1. Industrial Property Rights. For the purpose of this Agreement, "INDUSTRIAL PROPERTY RIGHTS" shall mean all of BIOSOURCE's patents, trademarks, trade names, inventions, copyrights, know-how or trade secrets, formulas and science, now in existence or hereafter developed or acquired by BIOSOURCE or for its use,

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     relating to any and all products and services which are developed, formulated and/or manufactured by BIOSOURCE.

2. Trade Secrets. For the purpose of this Agreement, "TRADE SECRETS" shall mean any formula, pattern, device, or compilation of information that is used in BIOSOURCE's business and gives BIOSOURCE an opportunity to obtain an advantage over its competitors who do not know and/or do not use it. This term includes, but is not limited to, information relating to the marketing of BIOSOURCE's products and services, including price lists, pricing information, customer lists, customer names, the particular needs of customers, information relating to their desirability as customers, financial information, intangible property and other such information which is not in the public domain.

3. Technical Data. For the purpose of this Agreement, "TECHNICAL DATA" shall mean all information of BIOSOURCE in written, graphic or tangible form relating to any and all products which are developed, formulated and/or manufactured by BIOSOURCE, as such information exists as of the Effective Date or is developed by BIOSOURCE during the term hereof.

4. Proprietary Information. For the purpose of this Agreement, "PROPRIETARY INFORMATION" shall mean all of BIOSOURCE's Industrial Property Rights, Trade Secrets and Technical Data. Proprietary Information shall not include any information which (i) was lawfully in the possession of VITA prior to VITA's engagement with BIOSOURCE, (ii) may be obtained by a reasonably diligent businessperson from readily available and public sources of information, (iii) is lawfully disclosed to VITA after termination of VITA's engagement by a third party which does not have an obligation to BIOSOURCE to keep such information confidential, or (iv) is independently developed by VITA after termination of VITA's engagement without utilizing any of BIOSOURCE's Proprietary Information.

5. Agreement Not To Copy Or Use. VITA agrees, at any time during the term of its engagement and for a period of five years thereafter, not to copy, use or disclose (except as required by law after first notifying BIOSOURCE and giving it an opportunity to object) any Proprietary Information without BIOSOURCE's prior written permission. BIOSOURCE may withhold such permission as a matter within its sole discretion during the term of this Agreement and thereafter.

6. Return of Corporate Property and Trade Secrets. Upon any termination of this Agreement, VITA shall turn over to BIOSOURCE all property, writings or documents then in its possession or custody belonging to or relating to the affairs of BIOSOURCE or comprising or relating to any Proprietary Information.

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ARTICLE 8: FEES

As compensation for the Services provided under this Agreement, BIOSOURCE shall pay VITA a service fee (the "Service Fee"). The Service Fee shall be paid by BIOSOURCE to VITA, or its designee, to an account specified in writing by VITA. The Parties acknowledge and agree that the Service Fee shall not exceed EUR One Hundred Two Thousand Seven Hundred (EUR 102,700) in any calendar year, provided, however, the Service Fee shall be subject to review by mutual consent on an annual basis.

VITA shall issue monthly invoices to BIOSOURCE covering the Services performed during the foregoing month. Payment shall be made within thirty (30) days from the receipt of invoice. Each sum, which will not have been paid to VITA on the expiry date, will, legally and without proof of default, give rise to a late interest equal to the legal interest.

All expenses incurred by VITA in relation with the execution of this Agreement are included in the fee as defined above under the present Article, except for business travel expenses in accordance with the then current BIOSOURCE Business Travel Expense Policy to the extent that such Policy exists for third parties suppliers or consultants, which BIOSOURCE will reimburse if supported by documentary evidence.

ARTICLE 9 : TERM/TERMINATION

Each party shall have the right to terminate this Agreement "without cause" at any time and for any reason with a notice period of thirty (30) days or an indemnity in lieu thereof, or with immediate effect in accordance with the provisions of the following paragraphs.

BIOSOURCE may terminate this Agreement "for cause" with immediate effect and without notice or indemnity, in the event that:

      1. VITA and/or anyone for whom VITA is liable, including, without limitation, any and all employees, officers, directors, consultants and agents of VITA, partake in or are otherwise involved in any dishonest, fraudulent, criminal, malicious or materially negligent act or omission (whether during or outside the course of the Services) in such a way that in the reasonable opinion of BIOSOURCE the performance of the Agreement will be affected prejudicially; or

      2. VITA, and/or anyone for whom VITA is liable, including, without limitation, any and all employees, officers, directors, consultants and agents of VITA, materially breach any provision of this Agreement; or

      3. VITA engages or otherwise employs any Personnel objected to by BIOSOURCE pursuant to Section 8 of Article 1 above.

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      4.    VITA becomes or is declared bankrupt or insolvent or enters into liquidation or is subject to any proceeding relating to its bankruptcy or insolvency, but without prejudice to any subsisting rights of either party against the other; or

      5. VITA is unable to provide the Services during an uninterrupted period of three (3) months; or

      6. VITA is in breach of BIOSOURCE's health, safety, security or IT security policies and guidelines.

Without prejudice to either party's rights to claim damages for a termination due to the other party's default, BIOSOURCE shall, in the case of termination for whatever reason, pay VITA for all work properly performed to BIOSOURCE's satisfaction up to the date of termination.

ARTICLE 10 : MISCELLANEOUS

      1. Injunctive Relief. VITA hereby recognizes, acknowledges and agrees that in the event of any breach by VITA of any of its covenants, agreements, duties or obligations contained in Articles 4, 5, 6 and 7 of this Agreement, BIOSOURCE would suffer great and irreparable harm, injury and damage, BIOSOURCE would encounter extreme difficulty in attempting to prove the actual amount of damages suffered by BIOSOURCE as a result of such breach, and BIOSOURCE would not be reasonably or adequately compensated in damages in any action at law. VITA therefore covenants and agrees that, in addition to any other remedy BIOSOURCE may have hereunder, at law, in equity, by statute or otherwise, in the event of any breach by VITA of any of its covenants, agreements, duties or obligations contained in Articles 4, 5, 6 and 7 of this Agreement, BIOSOURCE shall be entitled to seek and receive temporary, preliminary and permanent injunctive and other equitable relief from any court of competent jurisdiction to enforce any of the rights of BIOSOURCE, or any of the covenants, agreements, duties or obligations of VITA hereunder, and/or otherwise to prevent the violation of any of the terms or provisions hereof, all without the necessity of proving the amount of any actual damage to BIOSOURCE or any affiliate thereof resulting therefrom; provided, however, that nothing contained in this Section 1 of Article 10 shall be deemed or construed in any manner whatsoever as a waiver by BIOSOURCE of any of the rights which BIOSOURCE may have against VITA hereunder, at law, in equity, by statute or otherwise arising out of, in connection with or resulting from the breach by VITA of any of its covenants, agreements, duties or obligations hereunder.

      2. This Agreement (i) constitutes the complete and exclusive statement between the Parties with respect to the subject matter of this Agreement; (ii) supersedes all prior agreements, related discussions and other communications between the Parties; and (iii) may only be amended in writing by authorized representatives of the Parties.

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      3.    Except as otherwise stipulated herein, any written notice or notification to be served under the Agreement shall be dispatched by registered mail addressed to the other party and at the address as specified below, or as the respective party may advise by notice in writing served under the Agreement in accordance with the present clause.

            To: BIOSOURCE

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            To: VITA

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            Any letter sent by registered mail shall be deemed as served on the fifth calendar day following that on which it was registered at the post office.

      4. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, then both Parties shall be relieved of all rights and obligations arising under such provision but only to the extent that such provision is invalid, illegal or unenforceable, and such provision shall be modified to the extent necessary to make it valid, legal and enforceable whilst preserving the intent of the Parties. All other provision of this Agreement shall be regarded as fully valid and enforceable unless otherwise proved.

      5. The delay or failure of either party to exercise its rights under this Agreement shall in no case constitute or be deemed a waiver or forfeiture of such rights.

      6. This Agreement shall be binding on the Parties and their respective successors and assigns. Unless otherwise expressly agreed in writing neither party may assign all or parts of its rights or obligations under this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, BIOSOURCE shall have the right to assign all or parts of its rights or obligations under this Agreement to (i) any corporation resulting from any merger, consolidation or other reorganization involving BIOSOURCE, (ii) any of its affiliates, or (iii) any third party (a) to which BIOSOURCE may transfer all or substantially all of its assets, or (b) which acquires all or substantially all of BIOSOURCE's outstanding voting stock; provided, however, that the assignee agrees in writing to be bound by all the terms and conditions of this

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            Agreement. Any assignment by a Party that is not in accordance with this paragraph shall be void.

      7. This Agreement shall be governed by and interpreted in accordance with the laws of Belgium and construed in accordance with the English language.

      8. Any dispute arising out or in connection with this Agreement shall be finally settled by a panel of three arbitrators appointed and acting in accordance with the rules of arbitration of the CEPANI. The arbitration shall be held in Brussels and in English.

            In the case of non-application of the arbitration clause for any reason, the dispute will be submitted to the Belgian Courts.

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IN WITNESS WHEREOF this Agreement has been signed on behalf of the Parties hereto in ___________________ on _______________________ in two originals, each party acknowledging receipt of one duly signed copy.

BIOSOURCE                                       VITA

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By: Kevin Reagan                                By: Jef Vangenechten
   -----------------------------                   ---------------------------
Its: Director                                   Its: Zaakvoerder
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